Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Continuation of Its Expansion

          COSTA MESA, Calif., May 17 /PRNewswire-FirstCall/ -- Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) (the “Company”), the holding company of Pacific Premier Bank, F.S.B. (the “Bank”), announced that the Bank has opened its fourth and fifth branches in the cities of Costa Mesa and Cypress/Los Alamitos, California.  The Costa Mesa branch is located at the Bank’s corporate headquarters at 1600 Sunflower Ave, Costa Mesa, CA 92626.  The Cypress/Los Alamitos branch is located on the border of the two cities at 4957 Katella Ave, Los Alamitos, CA 90603.

          The new branches are part of the Bank’s on-going implementation of its strategic plan to expand its operations within Southern California to better serve businesses and business owners.  Steven R. Gardner, President and Chief Executive Officer stated, “We are very excited about entering the Costa Mesa and Los Alamitos communities.  Businesses, business owners and consumers in Costa Mesa and Los Alamitos can all benefit from the highly personalized service and local decision making that our bankers provide to every customer.”

          The Costa Mesa branch is located in the Costa Mesa business district and directly across the street from the future site of South Coast Home Furnishing Center.  The center will include approximately 338,742 square feet and be the home to approximately 40 home furnishing retailers.  The branch is in close proximity to South Coast Plaza, the 405 and 55 freeways, as well as, the 73 corridor.  There are approximately 33,180 businesses, employing 325,900 employees and 680,000 residents with an average annual household income of $82,377 per year within a five mile radius of the branch, according to InfoUSA and ESRI.

          The Cypress/Los Alamitos branch is located in a new seven acre retail development and is adjacent to the Los Alamitos Race Track, which attracts an estimated 1.1 million visitors annually.  Traffic count on Katella Avenue is currently 40,300 cars per day and is expected to increase with the recent opening of a 148,000 square foot Costco Warehouse store on Katella Avenue, one block east of the Bank’s new branch.  According to InfoUSA and ESRI, demographic highlights within a five mile radius include a population of 556,710, an average household income of $56,581 and a day time population of 213,861. In addition, there are 2,950 businesses located in the cities of Cypress and neighboring Los Alamitos.

          The Company owns all of the capital stock of the Bank, a federal savings bank.  We currently provide business and consumer banking products to our customers through our five full-service depository branches and an SBA loan production office in Southern California located in the cities of Costa Mesa, Huntington Beach, Los Alamitos, San Bernardino, Seal Beach, and Pasadena.  The Bank is scheduled to open its sixth branch in Newport Beach, California in the third quarter of 2006.

          FORWARD-LOOKING COMMENTS

          The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000

SOURCE  Pacific Premier Bancorp, Inc.
          -0-                                                                       05/17/2006
          /CONTACT:  Steven R. Gardner, President/CEO, or John Shindler, Executive
Vice President/CFO, both of Pacific Premier Bancorp, Inc., +1-714-431-4000/
          /Web site:  http://www.ppbi.net /